UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCEANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number : 0-30163

                                  NUTRIPURE.COM
                                 ---------------
             (Exact name of registrant as specified in its charter)

                     1725 Gillespie Way, El Cajon, CA 92020
                    ----------------------------------------
   (Address, including zip code, and telephone number, including area code or registrant's principal executive offices)

                                  Common Stock
                                 --------------
            (Title of each class of securities covered by this Form)

                                      None
                                     -----
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]                Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

Approximate  number of holder of record as of the
certification or notice date:   eighteen (18)
                               --------------

Pursuant to the requirements of the Securities and Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November  2, 2000     By: /s/ MICHAEL L. KRALL
                                 ---------------------
                                 Michael L. Krall, President

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